Exhibit 19.1
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

		(Rs. in Million)
		As of December 31,		As of March 31,
		2006	2005	2006
	Schedule
SOURCES OF FUNDS

SHAREHOLDERS’ FUNDS
Share capital	1	2,879.60	2,841.48	2,851.51
Share application money pending allotment		32.45	127.04	74.86
Reserves and surplus	2	89,042.64	68,195.84	63,200.82

		91,954.69	71,164.36	66,127.19

LOAN FUNDS
Secured loans	3	2,529.77	270.10	450.58
Unsecured loans	4	692.66	1,189.83	306.68

		3,222.43	1,459.93	757.26
Minority interest [refer note 19 (13)]		31.54

		95,208.66	72,624.29	66,884.45

APPLICATION OF FUNDS

FIXED ASSETS
Goodwill [refer note 19 (3)]		9,485.67	8,244.04	3,528.34
Gross block	5	34,942.28	24,393.84	24,815.60
Less : Accumulated depreciation		18,227.35	12,114.96	12,910.14

Net block		16,714.93	12,278.88	11,905.46
Capital work-in-progress and advances		9,089.81	4,631.36	6,248.52

		35,290.41	25,154.28	21,682.32

INVESTMENTS	6	38,293.68	31,647.94	30,812.31

DEFERRED TAX ASSETS		726.01	495.00	593.50

CURRENT ASSETS, LOANS AND ADVANCES
Inventories	7	3,984.53	1,908.89	2,064.61
Sundry debtors	8	27,998.87	19,496.25	21,271.58
Cash and bank balances	9	4,928.95	4,279.48	8,857.70
Loans and advances	10	12,518.51	8,946.55	10,372.87

		49,430.86	34,631.17	42,566.76

Less : CURRENT LIABILITIES AND PROVISIONS
Current liabilities	11	25,621.79	17,461.12	18,526.94
Provisions	12	2,910.51	1,842.98	10,243.50

		28,532.30	19,304.10	28,770.44

NET CURRENT ASSETS		20,898.56	15,327.07	13,796.32

		95,208.66	72,624.29	66,884.45

Significant accounting policies and notes to accounts           19
The schedules referred above form an integral part of the condensed consolidated balance sheet
As per our report attached            for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	William Owens
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.48814	& Chief Financial Officer

Bangalore
January 17, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

		(Rs. in Million)
		Quarter ended December 31,		Nine months ended December 31,		Year ended
		2006	2005	2006	2005	March 31, 2006
INCOME
Gross sales & services		40,056.59	27,870.15	107,708.98	75,881.27	106,804.56
Less : Excise duty		330.46	218.57	950.39	570.85	775.36

Net sales and services		39,726.13	27,651.58	106,758.59	75,310.42	106,029.20
Other income	13	824.98	176.46	1,996.17	713.72	1,535.52

		40,551.11	27,828.04	108,754.76	76,024.14	107,564.72

EXPENDITURE
Cost of sales and services	14	27,525.15	18,297.93	72,913.82	50,395.99	71,484.05
Selling and marketing expenses	15	2,306.45	1,756.00	6,681.12	5,091.79	7,002.66
General and administrative expenses	16	2,078.55	1,465.82	5,343.42	3,837.39	5,264.75
Interest	17	48.40	18.89	84.42	27.88	34.95

		31,958.55	21,538.64	85,022.78	59,353.05	83,786.41

PROFIT BEFORE TAXATION		8,592.56	6,289.40	23,731.98	16,671.09	23,778.31
Provision for taxation including FBT		1,031.38	948.41	3,122.02	2,407.55	3,390.98

PROFIT AFTER TAXATION		7,561.18	5,340.99	20,609.96	14,263.54	20,387.33

Profit before minority interest / share in earnings of affiliates		7,561.18	5,340.99	20,609.96	14,263.54	20,387.33

Minority interest		3.79		3.79	(1.40)	(1.40)
Share in earnings of affiliates		89.00	93.94	246.43	233.11	287.97

PROFIT FOR THE PERIOD		7,653.97	5,434.93	20,860.18	14,495.25	20,673.90

Appropriations
Proposed dividend						7,128.77
Tax on dividend						999.81

TRANSFER TO GENERAL RESERVE		7,653.97	5,434.93	20,860.18	14,495.25	12,545.32

EARNINGS PER SHARE — EPS
Equity shares of par value Rs. 2 /- each Basic (in Rs.)		5.36	3.86	14.65	10.33	14.70
Diluted (in Rs.)		5.28	3.80	14.43	10.18	14.48

Number of shares for calculating EPS

Basic		1,428,718,122	1,408,963,785	1,424,271,318	1,403,858,212	1,406,505,974
Diluted		1,449,797,975	1,430,266,680	1,445,528,304	1,424,167,437	1,427,915,724
Significant accounting policies and notes to accounts            19
The schedules referred above form an integral part of the condensed consolidated profit & loss account
As per our report attached            for and on behalf of Board of Directors

for BSR & Co.	Azim Premji	William Owens
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandaran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No.48814	& Chief Financial Officer
Bangalore
January 17, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2006	2005	2006
SCHEDULE 1 SHARE CAPITAL

Authorised capital
1,650,000,000 (2005 & 2006: 1,650,000,000) equity shares of Rs. 2 each	3,300.00	3,300.00	3,300.00
25,000,000 (2005 & 2006: 25,000,000) 10.25 % redeemable cumulative preference shares of Rs. 10 each	250.00	250.00	250.00

	3,550.00	3,550.00	3,550.00

Issued, subscribed and paid-up capital
1,439,802,322 (2005 : 1,420,739,099, 2006: 1,425,754,267) equity shares of Rs. 2 each [refer Note 19 (1)]	2,879.60	2,841.48	2,851.51

	2,879.60	2,841.48	2,851.51

SCHEDULE 2 RESERVES AND SURPLUS

Capital reserve
Balance brought forward from previous period	47.09	9.50	9.50
Add: Acquisition of minority interest in Wipro Infrastructure Engineering Ltd.		37.59	37.59

	47.09	47.09	47.09

Capital redemption reserve
Balance brought forward from previous period		250.04	250.04
Less : Amount utilised for bonus shares		250.04	250.04

Securities premium account
Balance brought forward from previous period	14,378.39	9,299.05	9,299.05
Add : Exercise of stock options by employees	4,460.23	3,494.77	5,120.88
Add : Amalgamation of Wipro BPO Solutions Limited, Spectramind Bermuda and Spectramind Mauritius			1,120.21
Less : Amount utilised for bonus shares		1,161.75	1,161.75

	18,838.62	11,632.07	14,378.39

Translation reserve	(94.78)	(98.74)	(111.21)

Restricted stock units reserve
Employees Stock Options Outstanding	5,488.29	2,859.83	2,731.75
Less : Deferred Employee Compensation Expense	4,430.80	2,385.79	2,202.42

	1,057.49	474.04	529.33

General reserve
Balance brought forward from the previous period	48,357.22	41,633.81	41,633.81
Additions [refer Note 19 (2)]	20,837.00	14,507.57	6,723.41

	69,194.22	56,141.38	48,357.22

Summary of reserves and surplus
Balance brought forward from previous period	63,200.82	51,407.11	51,407.11
Additions	25,841.82	18,200.52	13,205.50
Deletions		1,411.79	1,411.79

	89,042.64	68,195.84	63,200.82

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2006	2005	2006
SCHEDULE 3 SECURED LOANS

Loans assumed on acquisitions *	768.02
Cash credit facility from banks *	1,761.75	262.00	448.90
Development loan from Karnataka Government		1.68	1.68
Others		6.42

	2,529.77	270.10	450.58

* Secured by hypothecation of stock-in trade, book debts and immovable/movable properties.

SCHEDULE 4 UNSECURED LOANS

Borrowings from banks and foreign state institutions*	643.74	792.36	255.65
3% Bonds		272.05

Other loans
Interest free loan from State Governments	47.67	51.64	49.78
Others	1.25	73.78	1.25

	692.66	1,189.83	306.68

*	Includes Rs. 258.92 million assumed on acquisitions

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
SCHEDULE 5 FIXED ASSETS

(Rs. in Million)
PARTICULARS	GROSS BLOCK				ACCUMULATED DEPRECIATION				NET BLOCK
	As of April 1		Deductions /	As of December	As of April 1	Depreciation for	Deductions /	As of December	As of December	As of December	As of March 31
	2006	Additions	adjustments	31, 2006	2006	the period	adjustments	31, 2006	31, 2006	31, 2005	2006

Land	1,345.03	2.66	—	1,347.69	—	—	—	—	1,347.69	1,713.39	1,345.03
Buildings	4,503.94	1,405.70	—	5,909.64	393.75	62.07	164.33	620.15	5,289.49	4,132.75	4,110.19
Plant & machinery	14,234.68	6,233.98	71.33	20,397.33	9,770.08	2,114.66	1,873.82	13,758.56	6,638.77	4,483.74	4,464.60
Furniture, fixture and equipments	3,007.33	843.41	24.33	3,826.41	1,992.34	434.12	86.14	2,512.60	1,313.81	1,007.95	1,014.99
Vehicles	1,324.31	461.34	104.78	1,680.87	667.52	228.08	16.96	912.56	768.31	626.38	656.79
Technical know-how	44.73	287.97	5.85	326.85	34.04	4.84	287.97	326.85	—	2.58	10.69
Patents, trade marks and rights	355.58	1,097.91	—	1,453.49	52.41	44.22	—	96.63	1,356.86	312.09	303.17

	24,815.60	10,332.97	206.29	34,942.28	12,910.14	2,887.99	2,429.22	18,227.35	16,714.93	12,278.88	11,905.46

Previous period - 31 December 2005	20,899.63	3,686.68	192.47	24,393.84	9,951.77	2,251.83	88.64	12,114.96	12,278.88

Previous year - 31 March 2006	20,899.63	4,159.54	243.57	24,815.60	9,951.77	3,096.43	138.06	12,910.14	11,905.46

Notes:
1.	Additions in gross block and adjustments in accumulated depreciation include balances relating to fixed assets of entities acquired during the period [refer note 19(6) to note 19 (13)].

2.	Plant and machinery includes computers and computer software.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

	(Rs. in Million)
	As of December 31,		As of March 31,
	2006	2005	2006
SCHEDULE 6 INVESTMENTS

Investment — Long Term

Investment in Affiliates
Wipro GE Medical Systems Private Ltd. (refer note 1 below)	995.08	722.14	765.91
WeP Peripherals Ltd. (refer note 19(14))	0.00	219.48	216.41

	995.08	941.62	982.32

Other Investment — unquoted	363.98	13.06	13.05

Investment — Short Term
Investments in Indian money market mutual funds	36,931.68	30,693.26	29,814.24
Investment — Others	2.94		2.70

	36,934.62	30,693.26	29,816.94

	38,293.68	31,647.94	30,812.31

Note 1: Equity investments in this company carry certain restrictions on transfer of shares that is normally provided for in shareholders’ agreements.

SCHEDULE 7 INVENTORIES
Raw materials	1,589.00	824.23	692.01
Stock in process	532.10	322.91	288.73
Finished goods	1,521.35	705.11	885.85
Stores and spares	342.08	56.64	198.02

	3,984.53	1,908.89	2,064.61

Basis of stock valuations :

i) Raw materials, stock in process and stores & spares at or below cost.

ii) Finished goods at cost or net realizable value, whichever is lower.

SCHEDULE 8 SUNDRY DEBTORS

(Unsecured)
Debts outstanding for a period exceeding six months
Considered good	1,261.00	957.29	815.63
Considered doubtful	1,202.84	1,170.04	1,115.78

	2,463.84	2,127.33	1,931.41

Others
Considered good	26,737.87	18,538.96	20,455.95

	26,737.87	18,538.96	20,455.95

Less : Provision for doubtful debts	1,202.84	1,170.04	1,115.78

	27,998.87	19,496.25	21,271.58

SCHEDULE 9 CASH AND BANK BALANCES

Cash and cheques on hand	113.46	137.52	399.82
Bank balances (including Deposits)	4,815.49	4,141.96	8,457.88

	4,928.95	4,279.48	8,857.70

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

			(Rs. in Million)
	As of December 31,		As of March 31,
	2006	2005	2006
SCHEDULE 10 LOAN AND ADVANCES

(Unsecured, considered good unless otherwise stated)
Advance recoverable in cash or in kind or for value to be received
Considered good	4,465.94	2,684.06	3,257.70
Considered doubtful	194.59	104.94	118.05

	4,660.53	2,789.00	3,375.75
Less : Provision for doubtful advances	194.59	104.94	118.05

	4,465.94	2,684.06	3,257.70

Other deposits	1,592.34	1,008.43	1,411.02
Advance tax (net of provision)	1,218.53	904.81	1,237.33
Balances with excise and customs	124.74	108.62	130.76
Unbilled revenue	5,116.96	4,240.63	4,336.06

	12,518.51	8,946.55	10,372.87

SCHEDULE 11 CURRENT LIABILITIES

Sundry creditors	5,417.05	3,168.64	4,145.96
Unclaimed dividend	4.50	4.50	4.50
Advances from customers	1,377.40	772.19	969.10
Unearned revenues	1,734.81	1,052.21	600.51
Statutory dues payable	2,341.00	1,699.01	1,820.99
Accrued employee costs	2,803.52	1,953.42	2,400.29
Other liabilities	11,943.51	8,811.15	8,585.59

	25,621.79	17,461.12	18,526.94

SCHEDULE 12 PROVISIONS

Proposed dividend			7,128.77
Tax on proposed dividend			999.81
Employee retirement benefits	2,001.78	1,211.23	1,395.75
Warranty provision	908.73	631.75	719.17

	2,910.51	1,842.98	10,243.50

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2006	2005	2006	2005	March 31, 2006
SCHEDULE 13 OTHER INCOME

Dividend on mutual fund units	412.26	249.99	1,107.25	595.56	871.02
Profit on sale of mutual fund units	180.43	116.78	355.33	163.67	237.72
Other income	232.29	(190.31)	533.59	(45.51)	426.78

	824.98	176.46	1,996.17	713.72	1,535.52

SCHEDULE 14 COST OF SALES AND SERVICES

Raw materials, finished and process stocks *	6,914.91	3,428.80	15,587.03	10,035.60	14,818.72
Stores & spares	175.17	116.19	458.85	337.55	480.17
Power and fuel	280.99	241.07	809.48	688.51	889.94
Employee compensation cost	14,382.43	9,942.34	39,368.92	27,512.07	38,183.51
Insurance	44.76	55.24	146.45	117.99	160.99
Repairs	505.50	268.45	1,066.94	738.01	1,192.30
Rent	241.42	147.23	741.51	417.18	599.29
Packing & freight inward	5.69	3.02	83.74	21.35	24.01
Travel	1,161.59	901.13	3,480.23	2,617.98	3,688.06
Communication	338.53	338.81	945.23	1,020.30	1,342.85
Depreciation	941.05	725.94	2,695.28	2,112.24	2,909.68
Sub contracting / Technical fees	1,625.49	1,335.67	4,813.83	2,807.73	4,317.42
Miscellaneous expenses	907.62	794.04	2,716.33	1,969.48	2,877.11

	27,525.15	18,297.93	72,913.82	50,395.99	71,484.05

*	For details refer Schedule 18

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2006	2005	2006	2005	March 31, 2006
SCHEDULE 15 SELLING & MARKETING EXPENSES

Employee compensation cost	1,153.63	842.67	3,349.92	2,550.91	3,507.51
Insurance	5.23	12.03	18.39	24.90	30.45
Repairs to building	5.21	2.85	10.50	6.50	9.07
Rent	90.09	56.88	235.94	166.38	211.60
Rates and taxes	10.06	6.22	21.72	14.80	16.30
Carriage and freight	226.27	134.80	547.17	396.46	555.37
Commission on sales	44.75	31.05	130.96	95.11	131.11
Advertisement and sales promotion	311.66	246.10	1,004.65	663.40	972.19
Depreciation	44.40	26.91	126.49	70.97	99.07
Travel	145.80	160.91	548.35	498.22	646.77
Communication	74.24	66.79	198.61	186.05	234.36
Miscellaneous expenses	195.11	168.79	488.42	418.09	588.86

	2,306.45	1,756.00	6,681.12	5,091.79	7,002.66

SCHEDULE 16 GENERAL & ADMINISTRATION EXPENSES

Employee compensation cost	987.22	615.23	2,354.94	1,563.63	2,154.99
Insurance	17.33	3.36	37.50	6.13	19.77
Repairs to building	3.37	0.44	8.19	3.27	4.28
Rent	18.62	8.33	40.44	29.76	37.96
Rates and taxes	12.69	12.50	55.80	46.10	76.73
Auditor’s remuneration
Audit fees	2.40	4.61	7.20	9.86	11.91
For certification including tax audit	0.34		1.00		0.14
Reimbursement of expenses	0.08	0.26	0.24	1.35	1.42
Loss on disposal of fixed assets	(0.26)	6.23	0.03	6.51	5.62
Depreciation	25.11	20.37	66.22	68.62	87.68
Travel	232.15	145.02	656.54	434.78	637.26
Communication	33.55	34.45	97.30	91.45	124.19
Provision / write off of bad debts	60.99	125.07	205.39	328.47	304.24
Miscellaneous expenses	684.34	489.95	1,809.02	1,247.46	1,798.56

	2,078.55	1,465.82	5,343.42	3,837.39	5,264.75

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED PROFIT AND LOSS ACCOUNT

	(Rs. in Million)
	Quarter ended December 31,		Nine months ended December 31,		Year ended
	2006	2005	2006	2005	March 31, 2006
SCHEDULE 17 INTEREST

Cash credit and others	48.40	18.89	84.42	27.88	34.95

	48.40	18.89	84.42	27.88	34.95

SCHEDULE 18 RAW MATERIAL, FINISHED AND PROCESSED STOCKS

Consumption of raw materials and bought out components

Opening stocks	666.87	625.01	692.01	688.77	688.77
Add : Stock taken over on acquisitions	651.39		651.39
Add : Purchases	6,383.13	2,334.12	12,624.68	5,892.51	7,010.74
Less : Closing stock	1,589.00	824.23	1,589.00	824.23	692.01

	6,112.39	2,134.90	12,379.08	5,757.05	7,007.50

Purchase of finished products for sale	983.02	1,392.04	3,742.79	4,427.50	8,106.73

(Increase) / Decrease in finished and process stocks :

Opening stock : In process	372.95	263.03	288.73	212.51	212.51
: Finished products	1,155.97	666.85	885.85	666.56	666.56
Stock taken over on acquisition : In process	194.45		194.45
: Finished products	149.58		149.58
Less : Closing stock : In process	532.10	322.91	532.10	322.91	288.73
: Finished products	1,521.35	705.11	1,521.35	705.11	885.85

	(180.50)	(98.14)	(534.84)	(148.95)	(295.51)

	6,914.91	3,428.80	15,587.03	10,035.60	14,818.72

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES

	(Rs. in Million)
	Quarter ended December 31		Nine Months ended December 31		Year ended
	2006	2005	2006	2005	March 31, 2006
A. Cash flows from operating activities:
Profit before tax	8,592.56	6,289.41	23,731.98	16,671.08	23,778.29
Adjustments:
Depreciation and amortization	1,010.56	773.22	2,887.99	2,251.83	3,096.43
Amortisation of stock compensation	440.12	155.96	1,036.18	478.99	633.27
Unrealised exchange differences — net	(174.12)	118.66	180.10	154.74	65.00
Interest on borrowings	48.40	18.89	84.42	27.88	34.95
Dividend / interest — net	(581.12)	(271.51)	(1,460.78)	(734.26)	(1,069.11)
(Profit) / Loss on sale of investments	(180.43)	(116.78)	(355.33)	(163.67)	(237.72)
Gain on sale of fixed assets	(2.45)	(3.70)	(7.61)	(10.99)	(7.75)
Working capital changes :
Trade and other receivable	(1,268.35)	(1,528.40)	(6,081.04)	(5,033.71)	(6,990.70)
Loans and advances	167.24	(54.83)	(415.30)	(1,129.57)	(1,033.14)
Inventories	(468.57)	(172.15)	(829.56)	(161.64)	(317.36)
Trade and other payables	1,546.50	1,447.68	4,601.90	4,836.75	6,150.38

Net cash generated from operations	9,130.34	6,656.45	23,372.94	17,187.43	24,102.54
Direct taxes paid	(1,475.82)	(1,232.94)	(3,235.68)	(3,128.29)	(4,542.74)

Net cash generated by operating activities	7,654.52	5,423.51	20,137.26	14,059.14	19,559.80

B. Cash flows from investing activities:
Acquisition of property, fixed assets plant and equipment (including advances)	(3,146.41)	(1,664.98)	(9,361.01)	(5,598.65)	(7,927.28)
Proceeds from sale of fixed assets	(65.03)	66.97	118.30	114.82	113.26
Purchase of investments	(36,986.38)	(17,270.27)	(83,945.86)	(40,921.42)	(59,046.79)
Proceeds on sale / from maturities on investments	32,513.76	14,131.74	77,082.66	33,307.65	52,043.18
Net payment for acquisition of businesses	(2,367.88)	(1,724.44)	(6,521.36)	(2,576.71)	(2,777.03)
Dividend / interest income received	581.10	271.51	1,460.78	734.26	923.38

Net cash generated by / (used in) investing activities	(9,470.84)	(6,189.47)	(21,166.49)	(14,940.05)	(16,671.28)

C. Cash flows from financing activities:
Proceeds from exercise of employee stock option	1,256.86	1,306.72	3,905.45	3,166.75	4,704.46
Share application money pending allotment	(29.02)	(33.85)	32.45	114.99	62.81
Interest paid on borrowings	(48.40)	(18.89)	(84.42)	(27.88)	(34.95)
Dividends paid (including distribution tax)	—		(8,124.72)	(3,997.74)	(3,997.74)
(Repayment)/ proceeds of long term borrowings — net	93.95		85.72		(268.36)
(Repayment)/ proceeds of short term borrowings — net	1,325.97	(422.73)	1,276.61	190.00	(200.30)
Proceeds from issuance of shares by subsidiary	35.33	—	35.33	—	—

Net cash generated by / (used in) financing activities	2,634.69	831.25	(2,873.57)	(553.88)	265.92

Net (decrease) / increase in cash and cash equivalents during the period	818.36	65.19	(3,902.80)	(1,434.79)	3,154.44
Cash and cash equivalents at the beginning of the period	4,143.97	4,214.09	8,857.70	5,713.57	5,713.57
Effect of translation of cash balance	(33.38)	0.20	(25.95)	0.70	(10.31)

Cash and cash equivalents at the end of the period	4,928.95	4,279.48	4,928.95	4,279.48	8,857.70

As per our report attached	for and on behalf of the Board of Directors

for BSR & Co.	Azim Premji	William Owens
Chartered Accountants	Chairman	Director

Zubin Shekary	Suresh C Senapaty	V Ramachandran	B C Prabhakar
Partner	Executive Vice President	Company Secretary	Director
Membership No. 48814	& Chief Financial Officer

Bangalore
January 17, 2007

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
SCHEDULE —19 SIGNIFICANT ACCOUNTING POLICIES AND NOTES TO ACCOUNTS
Company overview
Wipro Limited (Wipro), together with its subsidiaries and affiliates (collectively, the Company or the group) is a leading India based provider of IT Services and Products, including Business Process Outsourcing (BPO) services, globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products and Consumer Care and Lighting. Wipro is headquartered in Bangalore, India.
Significant accounting policies
Basis of preparation of financial statements
The accompanying condensed consolidated financial statements are prepared and presented under historical cost convention on accrual basis of accounting, in accordance with Indian Generally of Chartered Accountants of India (ICAI). Specifically, the recognition, measurement and disclosure provisions of AS 25, Interim Financial Reporting, have been followed for these condensed interim financial statements.
Principle of consolidation
The consolidated financial statements include the financial statements of Wipro and all its subsidiaries, which are more than 50% owned or controlled.
The financial statements of the parent company and its majority owned / controlled subsidiaries have been combined on a line by line basis by adding together the book values of all items of assets, liabilities, incomes and expenses after eliminating all inter-company balances / transactions and resulting unrealized gain / loss.
The consolidated financial statements are prepared using uniform accounting policies for similar transactions and other events in similar circumstances.
Use of estimates
The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the consolidated financial statements and reported amounts of revenues and expenses during the period reported. Actual results could differ from those estimates.
Revenue recognition
Revenue from software development services comprises revenue from time and material and fixed-price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue from fixed-price, fixed-time frame contracts is recognized in accordance with the percentage of completion method.
Revenues from BPO services are derived from both time-based and unit-priced contracts. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.
Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Revenue from customer training, support and other services is recognised as the related services are performed.
Provision for estimated losses, if any, on incomplete contracts are recorded in the period in which such losses become probable based on the current contract estimates. ‘Unbilled revenues’ included in loans and advances represent cost and earnings in excess of billings as of the balance sheet date. ‘Unearned revenues’ included in current liabilities represent billing in excess of revenue recognised.
Revenue from sale of products is recognised, in accordance with the sales contract, on transfer of all significant risks and rewards of ownership to the buyer. Revenues from product sales are shown as net of excise duty, sales tax separately charged and applicable discounts.
Agency commission is accrued when shipment of consignment is dispatched by the principal.
Profit on sale of investments is recorded upon transfer of title by the Company and is determined as the difference between the sales price and the then carrying amount of the investment.
Interest is recognized using the time-proportion method, based on rates implicit in the transaction.
Dividend income is recognized when the Company’s right to receive dividend is established.
Export incentives are accounted on accrual basis and include estimated realizable values/ benefits from special import licenses and advance licenses.
Other income is recognized on accrual basis. Other income includes unrealized losses on short-term investments.
Warranty cost
The Company accrues the estimated cost of warranties at the time when the revenue is recognized. The accruals are based on the Company’s historical experience of material usage and service delivery costs.
Fixed assets, intangible assets and work-in-progress
Fixed assets are stated at historical cost less accumulated depreciation.
Interest on borrowed money allocated to and utilized for qualifying fixed assets, pertaining to the period up to the date of capitalization is capitalized. Assets acquired on direct finance lease are capitalized at the gross value and interest thereon is charged to profit and loss account.
Intangible assets are stated at the consideration paid for acquisition less accumulated amortization.
Advances paid towards the acquisition of fixed assets outstanding as of each balance sheet date and the cost of fixed assets not ready for use before such date are disclosed under capital work-in-progress.
Lease payments under operating lease are recognised as an expense in the profit and loss account.
Goodwill
Goodwill arising on consolidation / acquisition of assets is not amortised. It is tested for impairment on a periodic basis and written-off if found impaired.
Depreciation and amortisation
Depreciation is provided on straight line method at rates not lower than rates specified in Schedule XIV to the Companies Act, 1956. Assets under capital lease are amortized over their estimated useful life or the lease term, whichever is lower.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Intangible assets are amortized over their estimated useful life, as the assets economic benefits are consumed by the Company. Estimated useful life is usually less than 10 years. For certain brands acquired by the Company, based on the performance of various comparable brands in the market, the Company estimated the useful life of those brands to be 20 to 25 years. Accordingly, such intangible assets are being amortized over 20 to 25 years.
Investments
Long term investments (other than investments in affiliates ) are stated at cost less provision for diminution in the value of such investments. Diminution in value is provided for where the management is of the opinion that the diminution is of other than temporary nature. Short term investments are valued at lower of cost and net realizable value.
Investment in affiliate is accounted under the equity method.
Inventories
Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is determined using weighted average method.
Provision for retirement benefits
Gratuity — In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee’s last drawn salary and the years of employment with the Company. Liabilities with regard to gratuity plan is accrued based on actuarial valuations at the balance sheet date, carried out by an independent actuary. Actuarial gain or loss is recognised immediately in the statement of profit and loss as income or expense. The Company has an employees’ gratuity fund managed by the Life Insurance Corporation of India (LIC).
Superannuation — Apart from being covered under the Gratuity Plan described above, the employees of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the LIC. The Company makes annual contributions based on a specified percentage of each covered employee’s salary. From April 1, 2005, the Company discontinued superannuation contributions for certain category of employees and paid such contribution amounts as cash compensation to the employees. The Company has no further obligations under the plan beyond its annual contributions.
Provident fund — In addition to the above benefits, employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee’s salary. A portion of the contribution is made to the provident fund trust managed by the Company, while the remainder of the contribution is made to the Government’s provident fund. The Government mandates the annual yield to be provided to the employees on their corpus. The Company has an obligation to make good the shortfall, if any, between the yield on the investments of trust and the yield mandated by the Government.
Compensated absences — The employees of the Company are entitled to compensated absence. The employees can carry-forward a portion of the unutilized accrued compensated absence and utilize it in future periods or receive cash compensation at retirement or termination of employment for the unutilized accrued compensated absence. The Company records an obligation for compensated absences in the period in which the employee renders the services that increase this entitlement. The Company measures the expected cost of compensated absence as the additional amount that the Company expects to pay as a result of the unused entitlement that has accumulated at the balance sheet date.
Foreign currency transactions
The Company is exposed to currency fluctuations on foreign currency transactions. With a view to minimize the volatility arising from fluctuations in the currency rates, the Company follows established risk management policies, including the use of foreign exchange forward contracts and other derivative instruments.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
As a part of the Risk Management Policies, the forward contracts are designated as hedge of highly probable forecasted transactions. The Accounting Standard (AS 11) on “The Effects of Changes on Foreign Exchange Rates”, amended with effect from April 1, 2004 provides guidance on accounting for forward contracts. In respect of forward contracts entered into to hedge foreign exchange risk of highly probable forecasted transactions, the ICAI has clarified that AS 11 is currently not applicable to exchange differences arising from such forward contracts. The premium or discount of such contracts is amortised over the life of the contract in accordance with AS 11 (revised). However, AS 11 will become applicable to exchange differences arising on such contracts effective April 1, 2007.
Foreign currency transactions are recorded at the average rate for the month. Period-end balances of monetary foreign currency assets and liabilities are restated at the closing rate. The exchange difference arising from restatement or settlement is recognized in the profit and loss account.
In respect of forward contracts assigned to the foreign currency assets as on the balance sheet date, the proportionate premium / discount for the period upto the date of balance sheet is recognized in the profit and loss account. The exchange difference on a forward exchange contract is the difference between (a) the foreign currency amount of the contract translated at the exchange rate at the reporting date, or the settlement date where the transaction is settled during the reporting period, and (b) the same foreign currency amount translated at the latter of the date of inception of the forward exchange contract and the last reporting date.
Exchange differences of forward contracts / option contracts designated as hedge of highly probable forecasted transactions are recognised in the profit and loss account in the period in which the forecasted transaction occurs.
Realised / unrealised gains and losses on forward contracts and options not designated as hedges of forecasted transactions are accounted in the profit and loss account for the period.
In respect of non-integral operations, assets and liabilities are translated at the exchange rate prevailing at the date of the balance sheet. The items in the profit & loss account are translated at the average exchange rate during the period. The differences arising out of the translation are transferred to translation reserve.
Employee stock options
The Company measures the compensation cost relating to employee stock options using the intrinsic value method. The compensation cost is amortized over the total vesting period of the stock options. The Company has followed the ‘Guidance Note on Accounting for Employee Share-based Payments’ issued by the ICAI, while accounting for options granted after April 1, 2005.
Fringe benefit tax
Consequent to the introduction of Fringe Benefit Tax (FBT) effective 1 April 2005, in accordance with the guidance note on accounting for fringe benefits tax issued by the ICAI, the Company has made provision for FBT under income taxes.
Income tax
The current charge for income taxes is calculated in accordance with the relevant tax regulations. Deferred tax assets and liabilities are recognised for the future tax consequences attributable to timing differences that result between the profit offered for income taxes and the profit as per the financial statements by each entity in the Company. Deferred tax in respect of timing differences which originate during the tax holiday period but reverse after the tax holiday period is recognised in the period in which the timing differences originate. For this purpose the timing difference which originates first is considered to reverse first. Deferred tax assets and liabilities are measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. The effect on deferred tax assets and liabilities of a change in tax rates is recognised in the period that includes the enactment/ substantial enactment date. Deferred tax assets on timing differences are recognised only if there is a reasonable certainty that sufficient future taxable income will be available against which such deferred tax assets can be realised. However, deferred tax assets on the timing differences, when unabsorbed depreciation and losses carried forward exist, are recognised only to the extent that there is virtual certainty that sufficient future taxable income will be available

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
against which such deferred tax assets can be realised. Deferred tax assets are reassessed for the appropriateness of their respective carrying values at each balance sheet date.
The income tax provision for the interim period is made based on the best estimate of the annual average effective tax rate expected to be applicable for full fiscal year. Changes in interim periods to tax provisions, for changes in judgments or settlements relating to tax exposure items of earlier years, are recorded as discrete items in the interim period of change.
Research and development
Revenue expenditure on research and development is charged to profit and loss account and capital expenditure is shown as addition to fixed assets.
Earnings per share
The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares that could have been issued on the conversion of all dilutive potential equity shares. The dilution is determined using the treasury stock method. Dilutive potential equity shares are deemed converted as of the beginning of the period, unless issued at a later date. The number of shares and potentially dilutive equity shares are adjusted for any stock splits and bonus shares issues.
Cash flow statement
Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Company are segregated.
Provisions and contingent liabilities
The Company creates a provision when there is a present obligation as a result of an obligating event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. Where there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made.
Impairment of assets
The Company assesses at each balance sheet date whether there is any indication that an asset including goodwill may be impaired. If any such indication exists, the Company estimates the recoverable amount of the asset. If such recoverable amount of the asset or the recoverable amount of the cash generating unit to which the asset belongs to is less than its carrying amount, the carrying amount is reduced to its recoverable amount. The reduction is treated as an impairment loss and is recognised in the profit and loss account. If at the balance sheet date there is an indication that if a previously assessed impairment loss no longer exists, the recoverable amount is reassessed and the asset is reflected at the recoverable amount subject to a maximum of depreciated historical cost. In respect of goodwill the impairment loss will be reversed only when it was caused by specific external events and their effects have been reversed by subsequent external events.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
NOTES TO ACCOUNTS
1.	The following are the significant breakup for 1,439,802,322 (2005: 1,420,739,099, 2006: 1,425,754,267) equity shares as of December 31, 2006
i)	1,398,430,659 equity shares / American Depository Receipts (ADRs) (2005 & 2006: 1,398,430,659) have been allotted as fully paid bonus shares / ADRs by capitalisation of Securities premium account and Capital redemption reserve.

ii)	1,325,525 equity shares (2005 & 2006: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

iii)	3,162,500 equity shares (2005 & 2006: 3,162,500) representing American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

iv)	35,958,638 (2005: 16,895,415, 2006: 21,910,583) equity share issued pursuant to Employee Stock Option Plan.
2.	Note on Reserves:
i)	Restricted stock units reserve include Deferred Employee Compensation, which represents charge to profit and loss account to be treated as securities premium at the time of allotment of shares.

ii)	Additions to General Reserve include:

					(Rs. in Million)
					For the year
			For the nine months		ended
			ended December 31,		March
		Particulars	2006	2005	31, 2006

a	)	Transfer from profit and loss account	20,860.18	14,495.25	12,545.32
b	)	Dividend distributed to Wipro Equity Reward Trust	39.97	19.73	19.73
b	)	Additional dividend paid for the previous year	(35.77)	(7.42)	(6.29)
d	)	Adjustment on account of amalgamation of Wipro BPO Solutions Limited, Spectramind Limited-Bermuda & Spectramind Limited-Mauritius.	—	—	(5,835.35)
e	)	Transition liability for employee benefits [refer note 19(16)]	(27.38)	—	—

			20,837.00	14,507.56	6,723.41

3.	Goodwill as on the balance sheet date including effect on translation comprises of the following:

(Rs. in million)

RetailBox BV (refer Note 7)	2,056.25
Hydrauto (refer Note 11)	1,255.16
Wipro Inc.	1,250.15
mPower Software Services Inc. (refer Note 4)	1,063.45
New Logic Technologies AG (refer Note 5)	964.95
cMango Inc (refer Note 6)	896.62
Saraware Oy (refer Note 8)	801.61
Quantech Global Services LLC (refer Note 10)	495.67
3D Networks (refer Note 12)	371.61
Wipro Healthcare IT Limited	175.01
Wipro Technology UK Limited	120.56
Wipro Infrastructure Engineering Limited	18.27
Cygnus Negri Investments Private Limited	16.36

9,485.67

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
4.	Effective December 1, 2005, Wipro Inc. acquired 100% equity of mPower Software Services Inc. and its subsidiaries for an aggregate cash consideration of Rs. 1,274.57 Million. This acquisition resulted in goodwill arising on consolidation of Rs. 1,089.18 Million.

In the terms of the scheme of amalgamation filed with and endorsed by the State of Delaware, USA, mPower Software Services Inc amalgamated with Wipro Inc with effect from April 2006. Wipro Inc has accounted for the amalgamation as an amalgamation in the nature of purchase in accordance with AS 14 – Accounting for amalgamation.

Following are the salient features of the scheme:
a)	200 equity shares of USD 0.01 each held by Wipro Inc in mPower Software Services Inc. were cancelled and extinguished, from the effective date of the scheme.

b)	All the assets and liabilities of mPower Software Services Inc are recorded in the books of the Wipro Inc at their fair value amounts determined by management as on the effective date of the amalgamation.
The amalgamation did not have a material impact on the consolidated financial statements.

5.	In December 2005, the Company acquired 100% equity of BVPENTE Beteiligungsverwaltung GmbH and its subsidiaries (New Logic) for an aggregate consideration of Rs. 1,156.54 Million and earn-out of Euro 26 Million to be determined and paid in future on financial targets being achieved over a 3 year period.

The consideration paid was subject to certain working capital adjustments. In the period ended December 31, 2006, the Company completed the working capital adjustments and paid an additional consideration of Rs. 68.76 Million, which has resulted in additional goodwill.

6.	Effective April 1, 2006, the Company acquired 100% equity of cMango Inc and subsidiaries (cMango). cMango is a provider of Business Service Management (BSM) solutions. The consideration includes cash payment of Rs. 884.25 Million and an earn-out of Rs. 531.00 Million (USD 12.00 Million) to be determined and paid in the future based on specific financial metrics being achieved over a two year period. The earn-out will be recorded as additional purchase price when the contingency is resolved.

Through this acquisition, the Company will expand its operations in Business Management Services sector. This acquisition also enables the Company to access over 20 customers in the Business Management Services sector.

7.	Effective June 1, 2006, the Company acquired 100% equity of RetailBox BV and subsidiaries (Enabler). Enabler is in the business of providing comprehensive IT solutions and services. The consideration includes cash payment of Rs. 2,442.12 Million and an earn-out of Rs. 641.54 Million (Euro 11.00 Million) to be determined and paid in the future based on specific financial metrics being achieved over a two year period. The earn-out will be recorded as additional purchase price when the contingency is resolved.

As a part of this acquisition, the Company aims to provide a wide range of services including Oracle retail implementation, digital supply chain, business optimisation and integration. Through this acquisition, the Company expects to be able to expand its domain expertise both in the retail and technology sector and acquire a presence in five different geographical locations.

8.	On June 29, 2006, the Company acquired 100% equity of Saraware Oy (Saraware). Saraware provides design and engineering services to telecom companies. The consideration includes cash payment of Rs. 947.25 Million and an earn-out of Rs. 408.25 Million (Euro 7 Million) to be determined based on financial targets being achieved over a period of 18 months. In addition, the purchase price payable to the sellers includes an amount payable equivalent to the amount collected against certain specific reward / incentives estimated to be receivable as on the acquisition date. The earn-out and additional payments will be recorded as additional purchase price when the contingency is resolved. During the period ended December 31, 2006 the Company paid Rs. 67.57 Million towards earn-out which has resulted in additional goodwill.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Through this acquisition the Company would be able to expand it’s presence in the engineering services sector in Finland and the Nordic region.

9.	In May 2006, the Company acquired the trademark / brand “North-West”, plant and machinery, moulds and dies and technical know-how relating to plant and machinery from North-West Switchgear Limited for an aggregate cash consideration of Rs 1,053.00 Million and an earn-out of Rs. 200.00 Million to be determined and paid in future based on specific financial metrics being achieved during a four year period. The Company has also entered into a non-compete agreement with the sellers of “North-West” brand for a cash consideration of Rs. 30.00 Million.

Based on the performance of various other established brands in the market of similar products, and based on future economic benefits using reasonable and supportable assumptions that represent best estimate of the set of economic conditions that will exist over the useful life of the asset, the Company estimates that the useful life of the brand is 20 years. The brand is amortised on a straight line basis. Intangibles economic life includes period for which renewal of legal rights is virtually certain. Payment for non-compete is amortised over the period of the non-compete agreement.

10.	In July 2006, the Company acquired 100% equity of Quantech Global Services LLC and Quantech Global Services Ltd (Quantech). Quantech provides Computer Aided Design and Engineering services. The consideration includes upfront cash payment of Rs. 142.01 Million, a deferred cash payment of Rs. 132.75 Million (USD 3.00 Million) and an earn-out to be determined and paid in the future based on financial targets being achieved over a period of 36 months.

Through this acquisition, the Company aims to strengthen its positions in mechanical engineering design and analysis service sector.

11.	In November 2006, the Company acquired 100% equity of Hydrauto Group AB (Hydrauto). Hydrauto is engaged in the production, marketing and development of customized hydraulic cylinders solution for mobile applications such as mobile cranes, excavator, dumpers and trucks. The consideration comprises upfront cash payment of Rs. 1,365.44 Million and direct cost of Rs. 46.73 Million. This acquisition will give the Company an entry into Europe, access to a customer base built over the past few decades and complementary engineering skills.

The Company has made a preliminary determination of the carrying value of assets and liabilities of Hydrauto as at December 31, 2006 and has recorded goodwill of Rs. 1,210.35 Million. The Company is in the process of making a final determination of the carrying value of assets and liabilities, which may result in changes in the carrying value of goodwill and net assets recorded.

12.	In November 2006, the Company acquired 100% equity of the India, Middle East and SAARC operations of 3D Networks and Planet PSG. 3D Networks, a platinum partner of Nortel Networks, provide business communication solutions that include consulting, voice, data and converged solutions, and managed services. 3D Networks’ specialized solutions are deployed in ITES/IT, Telecom, Banking and Finance, Government and Service verticals. Planet PSG is the sole Global Nortel Technical Services partner on Periphonics platform in APAC region and provides professional services on voice and speech platforms in the region. The consideration includes upfront cash payment of Rs. 908.27 Million ( USD 20.09 Million) and an earn-out to be determined and paid in the future based on financial targets being achieved over a period of 24 months. The maximum amount of earn out payable under the agreement is USD 43.78 Million. This acquisition is a strategic fit as it complements Wipro’s existing practice capabilities and differentiates Wipro as the most comprehensive IT Solutions provider across verticals.

The Company has made a preliminary determination of the carrying value of assets and liabilities of 3D Networks and Planet PSG as at December 31, 2006 and has recorded goodwill of Rs. 379.61 Million. The Company is in the process of making a final determination of the carrying amount of assets and liabilities, which may result in changes in the carrying amount of goodwill and net assets recorded.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
13.	In August 2006, the Company entered into a venture with Motorola Inc. to address the managed services requirement of public and private network customers. WM NetServ Limited, a company in which Wipro holds 81.1% shares will deliver public and private network customers with managed services focused on planning, deployment, optimization, security, operations and support services.

14.	In December 2006, the Company sold 4 million shares in WeP Peripherals at a price of Rs. 40 per share. Post this sale, the Company’s holding in WeP Peripherals is reduced to 15%. The Company has recorded a gain of Rs. 48.00 Million on the sale of these shares. The carrying amount of the remaining shares in WeP Peripherals is classified under long term investments. As a part of the sale transaction, the Company has also acquired a put option to sell the balance shares at Rs. 40.00 per share at any time during January 2008 to December 2009.

15.	As of December 31, 2006, forward contracts and options (including zero cost collars) to the extent of USD 141 Million have been assigned to the foreign currency assets as on the balance sheet date. The proportionate premium/discount on the forward contracts for the period upto the balance sheet date is recognized in the profit and loss account. The exchange difference measured by the change in exchange rate between inception of forward contract and the date of balance sheet is applied on the foreign currency amount of the forward contract and recognized in the profit and loss account.

Additionally, the Company has designated forward contracts and options to hedge highly probable forecasted transactions. The Company also designates zero cost collars to hedge the exposure to variability in expected future foreign currency cash inflows due to exchange rate movements beyond a defined range. The range comprises an upper and lower strike price. At maturity, if the exchange rate remains within the range the Company realizes the cash inflows at spot rate, otherwise the Company realizes the inflows at the upper or lower strike price. The exchange differences on the forward contracts and gain / loss on such options are recognized in the profit and loss account in the period in which the forecasted transaction is expected to occur. The premium / discount at inception of forward contracts is amortised over the life of the contract.

In respect of option/forward contracts which are not designated as hedge of highly probable forecasted transactions, realized / unrealized gain or loss are recognised in the profit and loss account of the respective periods.

As of December 31, 2006, the Company had forward / option contracts to sell USD 172 Million, relating to highly probable forecasted transactions. The effect of mark to market of the designated contracts is a gain of Rs. 95.48 Million. The final impact of such contracts will be recognized in the profit and loss account of the respective periods in which the forecasted transactions are expected to occur.

16.	The Company adopted Accounting Standard 15 (revised 2005) – Employee benefits (“AS 15”) from April 1, 2006. Pursuant to adoption, the Company has determined the liability for compensated absences in accordance with the revised AS 15. The difference between the transition liability as determined under the revised AS 15 and the liability previously recorded in the financial statements amounting Rs. 46.47 Million has been debited to general reserves. In respect of defined benefit plans , the difference between the transitional liability as per the revised AS 15 and the liability previously recognized in the financial statements amounting Rs. 19.09 Million has been credited to general reserves.

As of December 31, 2006, the liability amounted to Rs. 1,036.50 Million and fair value of plan assets amounted to Rs. 715.24 Million. Net gratuity liability as of December 31, 2006 amounted to Rs. 298.27 Million.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
The weighted average actuarial assumptions used to determine benefit obligations and net periodic gratuity cost for the quarter ended December 31, 2006 are:

2006
Discount rate	8%
Rate of increase in compensation levels	7%
Rate of return on plan assets	7%
The estimates of future salary increase, considered in actuarial valuation, take account of inflation, seniority, promotion and other relevant factors such as supply & demand factors in the employment market.

17.	The Company has a 49% equity interest in Wipro GE Medical Systems Private Limited (Wipro GE), an entity in which General Electric, USA holds the majority equity interest. The shareholders agreement provides specific rights to the two shareholders. Management believes that these specific rights do not confer joint control as defined in Accounting Standard 27 “Financial Reporting of Interest in Joint Venture”. Consequently, Wipro GE is not considered as a joint venture and consolidation of financial statements are carried out as per equity method in terms of Accounting Standard 23 “Accounting for Investments in Associates in Consolidated Financial statements”.

18.	In June 2004, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2004) and Wipro ADS Restricted Stock Unit Plan (WARSUP 2004). The Company is authorized to issue up to 12,000,000 Restricted Stock Units (RSUs) under each plan to eligible employees.

The Company has been granting restricted stock units (RSUs) since October 2004. The RSUs generally vest equally at annual intervals over a five year period. The stock compensation cost is computed under the intrinsic value method and amortized on a straight line basis over the total vesting period of five years. As permitted by generally accepted accounting principles in the United States (US GAAP), the Company applies a similar straight line amortization method for financial reporting under US GAAP. The Company has been advised by external counsel that the straight line amortization over the total vesting period complies with the SEBI Employee Stock Option Scheme Guidelines 1999, as amended.

However, an alternative interpretation could result in amortization of the cost on an accelerated basis. Under this approach, the amortization in the initial years would be higher with a lower charge in subsequent periods (though the overall charge over the full vesting period will remain the same). If the Company were to amortize the cost on an accelerated basis, profit before tax and profit after tax for the quarter ended December 31, 2006 would have been higher by Rs. 46.83 Million & Rs. 39.80 Million respectively and the profit before tax and profit after tax for the nine months ended December 31, 2006 would have been higher by Rs. 1.48 Million & Rs. 1.26 Million respectively.

Similarly, the profits before tax and profit after tax for the quarter ended December 31, 2005 would have been lower by Rs. 43.00 Million & Rs. 37.00 Million respectively and the profit before tax and profit after tax for the nine months ended December 31, 2005 would have been lower by Rs. 462.06 Million & Rs. 425.13 Million respectively. Profit before tax and profit after tax for the year ended March 31, 2006 would have been lower by Rs. 490.06 million and Rs. 449.29 million respectively.

In July 2005, the Company established Wipro Restricted Stock Unit Plan (WRSUP 2005). The Company is authorized to issue up to 12,000,000 Restricted Stock Units (RSUs) under the plan to eligible employees.

In July 2006, the Company granted 2,482,560 RSUs under WRSUP 2004 and 918,130 options under WARSUP 2004. The Company also granted 3,556,466 options under WRSUP 2005.

For the quarter ended December 31, 2006 the Company recorded stock compensation expense of Rs. 440.12 Million.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
19.	The Company had received demands from the Indian income tax authorities for the financial years ended March 31, 2001 and 2002 aggregating to Rs. 5,231.72 Million. The tax demands were primarily on account of denial of deduction claimed by the Company under Section 10A of the Income Tax Act 1961, in respect of profits earned by its undertakings in Software Technology Park at Bangalore. The Company had appealed against the said demands. In March 2006, the first Income tax appellate authority substantially upheld the deductions claimed by the Company under Section 10A of the Act, which vacates a substantial portion of the demands for these years.

In March 2006 and December 2006, the Company received additional tax demand on similar grounds as 2001 and 2002, for the financial years ended March 31, 2003 and March 31, 2004 respectively. The aggregate demand is Rs. 5,895.96 Million (including interest of Rs. 1,503.71 Million). The Company has filed an appeal against the demand for the year ended March 31, 2003 and will file an appeal against the demand for the year ended March 31, 2004 within the prescribed statutory time.

Considering the facts and nature of disallowance, the order of the appellate authority upholding the claims of the Company for financial years ended March 31, 2001 and 2002, the Company believes that the final outcome of the dispute should be positive in favour of the Company and there should not be any material impact on the financial statements.

20.	a) Provision for taxation for the nine months ended on December 31, 2006 comprises the following:
(i)	Rs. 1,587.47 Million (2005: Rs. 1,235.33 Million & 2006: Rs. 1,605.27 Million) in respect of foreign taxes which includes write back of Rs. 14.57 Million in respect of earlier years.

(ii)	Rs. 1,375.48 Million (2005: Rs. 993.74 Million & 2006: Rs. 1,547.35 Million) in respect of Indian income tax, which includes write back of Rs. 218.95 Million (2005: Rs. 216.38 Million & 2006: Rs. 338.48 Million) in respect of earlier years.

(iii)	Rs. Nil (2005: Nil & 2006: Rs. 7.50 Million) in respect of Wealth Tax.

(iv)	Rs. 159.07 Million (2005: Rs. 178.48 Million & 2006: Rs. 230.86 Million) on account of Fringe Benefit Tax.
b)	Tax expense for the quarter is based on the estimated effective tax rate for the year. A detailed bifurcation between current tax and deferred tax charge / (benefit) will be made at the year end.
21.	From time to time, in the normal course of business, the Company transfers accounts receivables and employee advances (financial assets) to banks. Under the terms of the arrangements, the Company surrenders control over the financial assets and accordingly the transfers are recorded as sale of financial assets. The sale of financial assets may be with or without recourse. Under arrangements with recourse, the Company is obligated to repurchase the uncollected financial assets, subject to limits specified in the agreement with the banks. Additionally, the Company retains servicing responsibility for the transferred financial assets.

Gains and losses on sale of financial assets are recorded based on the carrying value of the financial assets, fair value of servicing liability and recourse obligations. Loss/Profit on sale is recorded at the time of sale.

During the nine months ended December 31, 2006, the Company transferred financial assets of Rs. 281 Million under such arrangements. This transfer resulted in a loss of Rs. 4.60 Million. The maximum amount of recourse obligation in respect of this transfer is limited to 10% of the value of financial assets transferred under the arrangement.

     CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
22.	The segment information for the quarter and nine months ended December 31, 2006 follows:

							Rs. in Million

	Quarter ended December 31			Nine months ended December 31			Year ended
Particulars	2006	2005	Growth %	2006	2005	Growth %	March 31, 2006

Revenues
IT Services	24,962	19,269	30%	70,342	51,895	36%	72,531
Acquisitions	1,435	59	—	3,368	59	—	502
BPO Services	2,358	1,895	24%	6,755	5,535	22%	7,627
Global IT Services and Products	28,755	21,223	35%	80,465	57,489	40%	80,660
India & AsiaPac IT Services and Products	7,008	3,992	76%	16,998	11,354	50%	17,048
Consumer Care and Lighting	2,114	1,549	36%	5,907	4,350	36%	6,008
Others	2,190	897	144%	4,092	2,447	67%	3,323
Eliminations	(277)	(222)		(785)	(514)		(781)

TOTAL	39,790	27,439	45%	106,677	75,126	42%	106,258

Profit before Interest and Tax — PBIT
IT Services	6,347	4,941	28%	18,136	13,339	36%	18,751
Acquisitions	63	16	—	(19)	16	—	45
BPO Services	554	305	82%	1,506	689	119%	1,058
Global IT Services and Products	6,964	5,262	32%	19,623	14,044	40%	19,854
India & AsiaPac IT Services and Products	587	376	56%	1,408	893	58%	1,459
Consumer Care and Lighting	262	209	25%	739	591	25%	805
Others	66	74	-11%	230	273	-16%	388

TOTAL	7,879	5,921	33%	22,000	15,801	39%	22,506

Interest, Dividend & Profit on sale of investments — Net	713	369	93%	1,732	870	99%	1,272

Profit Before Tax	8,592	6,290	37%	23,732	16,671	42%	23,778

Income Tax expense including Fringe Benefit Tax	(1,031)	(949)	9%	(3,122)	(2,408)	30%	(3,391)

Profit before Share in earnings / (losses) of Affiliates and minority interest	7,561	5,341	42%	20,610	14,263	44%	20,387
Share in earnings of affiliates	89	94		246	233		288
Minority interest	4	—		4	(1)		(1)

PROFIT AFTER TAX	7,654	5,435	41%	20,860	14,495	44%	20,674

Operating Margin
IT Services	25%	26%		26%	26%		26%
Acquisitions	4%	27%		-1%	27%		9%
BPO Services	23%	16%		22%	12%		14%
Global IT Services and Products	24%	25%		24%	24%		25%
India & AsiaPac IT Services and Products	8%	9%		8%	8%		9%
Consumer Care and Lighting	12%	13%		13%	14%		13%

TOTAL	20%	22%		21%	21%		21%

CAPITAL EMPLOYED
IT Services	31,049	26,269		31,049	26,269		27,952
Acquisitions	8,404	2,448		8,404	2,448		2,692
BPO Services	2,096	5,828		2,096	5,828		6,357
Global IT Services and Products	41,549	34,545		41,549	34,545		37,001
India & AsiaPac IT Services and Products	4,287	2,314		4,287	2,314		2,401
Consumer Care and Lighting	2,573	1,028		2,573	1,028		1,210
Others	46,800	34,737		46,800	34,737		26,272

TOTAL	95,209	72,624		95,209	72,624		66,884

CAPITAL EMPLOYED COMPOSITION
IT Services	33%	36%		33%	36%		42%
Acquisitions	9%	3%		9%	3%		4%
BPO Services	2%	8%		2%	8%		10%
Global IT Services and Products	44%	48%		44%	48%		55%
India & AsiaPac IT Services and Products	4%	3%		4%	3%		4%
Consumer Care and Lighting	3%	1%		3%	1%		2%
Others	49%	48%		49%	48%		39%

TOTAL	100%	100%		100%	100%		100%

RETURN ON AVERAGE CAPITAL EMPLOYED
IT Services	87%	75%		82%	68%		76%
Acquisitions	3%	5%		—	2%		3%
BPO Services	108%	22%		48%	19%		14%
Global IT Services and Products	70%	64%		67%	58%		59%
India & AsiaPac IT Services and Products	71%	72%		56%	65%		77%
Consumer Care and Lighting	41%	82%		52%	81%		76%

TOTAL	35%	34%		36%	33%		37%

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF WIPRO LIMITED AND SUBSIDIARIES
Notes to Segment Report
a)	The segment report of Wipro Limited and its consolidated subsidiaries and associates has been prepared in accordance with the Accounting Standard 17 “Segment Reporting” issued by The Institute of Chartered Accountants of India.

b)	Segment revenue includes exchange differences which are reported in other income in the financial statements.

c)	PBIT for the quarter and nine months ended December 31, 2006 is after considering restricted stock unit amortisation of Rs. 440 Million (2005: Rs. 156 Million) and Rs. 1,036 Million (2005: Rs. 479 Million) respectively. PB IT of Global IT Services and Products for the quarter and nine months ended December 31, 2006 is after considering restricted stock unit amortisation of Rs. 384 Million (2005: Rs. 135 Million) and Rs. 906 Million (2005: Rs. 413 Million) respectively.

d)	Capital employed of segments is net of current liabilities as follows –

			(Rs. in Million)

	As of December 31,		As of March 31,
Name of the Segment	2006	2005	2006

Global IT Services and Products	18,584	13,324	13,510
India & AsiaPac IT Services and Products	6,253	4,093	5,314
Consumer Care and Lighting	1,402	1,080	1,080
Others	2,293	807	8,866

	28,532	19,304	28,770

e)	Capital employed of ‘Others’ includes cash and cash equivalents including liquid mutual funds of Rs. 41,864 Million (2005: Rs. 34,972 Million & 2006: Rs. 28,912 Million).

f)	The Company has four geographic segments: India, USA, Europe and Rest of the World. Significant portion of the segment assets are in India. Revenue from geographic segments based on domicile of the customers is outlined below:

								(Rs. in Million)

	Quarter ended December 31,				Nine months ended December 31,
Geography	2006	%	2005	%	2006	%	2005	%

India	8,550	22%	5,497	20%	21,622	20%	15,396	20%
USA	19,118	48%	13,779	50%	53,571	50%	37,873	51%
Europe	9,710	24%	6,578	24%	25,407	24%	17,291	23%
Rest of the World	2,412	6%	1,585	6%	6,077	6%	4,566	6%

Total	39,790	100%	27,439	100%	106,677	100%	75,126	100%

g)	For the purpose of reporting, business segments are considered as primary segments and geographic segments are considered as secondary segment.

h)	As at December 31, 2006, revenues, operating profits and capital employed (including goodwill) of mPower, New Logic, cMango, Enabler, Saraware and Quantech are reported separately under ‘Acquisitions’.